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Federal-Mogul Names Jane L. Warner to Board of Directors

     Southfield, Michigan, February 25, 2002 The Board of Directors of Federal-Mogul Corporation (NYSE:FMO) announced today the appointment of Jane L. Warner, 55, to membership on the company's board effective immediately.

     Warner has nearly 30 years of automotive industry experience, having held senior positions at General Motors and Textron prior to her current position with Electronic Data Systems Corporation as EDS vice president and president of the EDS Manufacturing Global Industry Group.

     "To have an automotive industry veteran who is an accomplished manufacturing executive, a dynamic leader and knowledgeable about information technology join our board reflects well upon our entire organization," said Frank Macher, chairman and chief executive officer. "We look forward to the insights and perspectives Jane will bring to our global business."

     Warner was appointed president of the EDS Manufacturing Global Industry Group in February 2002. Prior to joining EDS in July 2000 as managing director of the Manufacturing Global Industry Group's Automotive sector, Warner held a variety of senior management positions at Textron, Incorporated. She joined Textron in 1994 as executive vice president of Textron Automotive Company and president of Randall Textron. Four years later, she was appointed president of Kautex Textron North America where she managed plants in Canada, the United States and Mexico while having global responsibility for programs produced in the U.S.

     Prior to joining Textron, Warner served 20 years at General Motors Corporation in a variety of progressively responsible positions in manufacturing, engineering and quality. Her last position at General Motors was assistant chief engineer and future product manager for the Firebird and Camaro group. Warner served as general superintendent at the Doraville, Georgia and Willow Run, Michigan assembly plants after attending Stanford University as a Sloan Fellow in its yearlong international executive management program. Prior to her Sloan Fellowship, Warner was director of Chevrolet-Pontiac-Canada's Operations Quality. Warner has been in manufacturing since 1982 when she became Pontiac Motor Division's first woman

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plant superintendent. She began her GM career in 1973 as a trainer at the
Chevrolet Engineering Center.

     Warner earned a master of science degree in management from Stanford University, and a master of arts degree in education and a bachelor of arts in business from Michigan State University, East Lansing, Michigan. She has been a member of the board of directors of MeadWestvaco Corporation since 1997. She also is vice chairman of Kettering University Board of Trustees and is a director on Automotive Industry Action Group (AIAG) and Original Equipment Suppliers Association (OESA).

     Federal-Mogul is a global supplier of automotive components and sub-systems serving the world's original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs 49,000 people in 24 countries. For more information on Federal-Mogul, visit the company's web site at http://www.federal-mogul.com.
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